Exhibit 99.1

Pacific Asia Petroleum, Inc. Signs Purchase and Sale Agreement Covering Rights In The Oyo Oilfield in Nigeria

Hartsdale, New York, November 23, 2009: Pacific Asia Petroleum, Inc. (NYSE Amex: PAP) (the “Company”), a US-based energy company engaged in the development, production and distribution of oil and gas, announced today that it has signed a Purchase and Sale Agreement with CAMAC Energy Holdings Limited and certain of its affiliates (“CAMAC”) to acquire all of CAMAC’s interest in a Production Sharing Contract (the “PSC”) with respect to that certain oilfield asset known as the Oyo Oilfield.  The transaction is expected to close during the first quarter of 2010 and is subject to certain closing conditions.

The Oyo Oilfield is located approximately 75 miles off the Southern Nigerian coast in deep-water.  Operation of the Oyo Oilfield is secured through OML 120, an Oil Mining Lease awarded to affiliates of CAMAC in 2002 by the Federal Republic of Nigeria.  CAMAC group holds a 60% interest in OML 120, on which the Oyo Oilfield is located, with the remaining 40% held by the field’s operator, Nigerian Agip Exploration Ltd, a subsidiary of Italy's ENI SpA (one of the world’s largest international energy companies). The Oyo Oilfield is in the final preparation stage for the commencement of production. The Oyo Oilfield will produce into the Floating Production Storage and Offloading (FPSO) vessel, Armada Perdana.

In exchange for all of CAMAC’s interest in the PSC with respect to the Oyo Oilfield, the Company has agreed to pay $38.84 million in cash to retire existing debts and issue common stock to CAMAC equal to 62.74% of the Company’s issued and outstanding common stock.

Frank C. Ingriselli, President and Chief Executive Officer of Pacific Asia Petroleum, said:  “The signing of today’s agreement with the CAMAC group is a significant milestone in a recent string of new and exciting developments at Pacific Asia Petroleum.  In the past three months, not only have we started production and generated our first revenue from our existing energy projects in China, but we have also expanded our early cash flow and high-return strategies outside the Pacific Rim.  We have known the CAMAC group since the formation of Pacific Asia Petroleum and have searched for opportunities for the two companies to work together.  We have now found that opportunity with a production asset that we believe will deliver substantial additional value to our Company and its shareholders.”

Dr. Kase Lawal, Chairman and Chief Executive Officer of CAMAC International Corporation, commented:  “Our agreement on the Oyo Oilfield represents the first step of a new, long-term relationship between CAMAC and Pacific Asia Petroleum.  We look forward to participating in Pacific Asia Petroleum’s existing and future energy projects by becoming a strategic stakeholder in a company that is positioned for growth based on a sound business plan, responsible corporate governance, and high ethical standards.”

For more information on the Company, please visit their website at www.papetroleum.com and for more information on CAMAC and the Oyo Oilfield, please visit the CAMAC website at: www.camac.com.

About Pacific Asia Petroleum, Inc.

Pacific Asia Petroleum, Inc. (NYSE Amex: PAP) is a U.S. publicly-traded energy company engaged in the development, production and distribution of oil and gas and is focused on early cash flow, high return projects. The Company controls the rights to significant gas acreage under contract in China and is a strategic partner with several major energy companies in high-value oil fields in China.  The Company was founded in 2005 by a group of senior Texaco executives and is led by President and CEO Frank C. Ingriselli.  Pacific Asia Petroleum is headquartered in Hartsdale, New York, and also has offices in Beijing, China and California.

About CAMAC International Corporation:

Founded in 1986 and headquartered in Houston, Texas, CAMAC International Corporation is a privately-held, global energy corporation with interests in the exploration and production of crude oil and natural gas in West Africa and South America energy properties, engineering and consulting services, and crude oil and refined products trading for markets in Africa, Europe, North America and South America. In 2008, CAMAC earned revenues of $2.43 billion.

Media Contact:

Pacific Asia Petroleum, Inc.
Bonnie Tang
bonnietang@papetroleum.com

250 East Hartsdale Ave.
Hartsdale, NY 10530
(914) 472-6070
www.papetroleum.com

Investor Relations Contact:

Liviakis Financial Communications, Inc
John Liviakis
(415) 389-4670
John@Liviakis.com
www.liviakis.com
655 Redwood Hwy, Suite 395
Mill Valley, CA 94941

Cautionary Statement Relevant to Forward-Looking Information

Some of the items discussed in this press release are forward-looking statements about Pacific Asia Petroleum’s activities. Words such as “anticipates,” “expects,” “plans,” “projects,” “believes,” “seeks,” “estimates,” and similar expressions are intended to identify such forward-looking statements. The statements are based upon management’s current expectations, estimates and projections, are not guarantees of future performance, and are subject to certain risks, uncertainties and other factors, some of which are beyond the Company’s control and are difficult to predict. Among the factors are changes in prices of, demand for and supply of crude oil and natural gas; actions of competitors; results of additional testing; timely development of production opportunities and acquired technologies; the potential disruption or interruption of testing and development activities due to accidents, political events, civil unrest, or severe weather; government-mandated restrictions on scope of company operations; general economic and political conditions; the Company’s need and ability to obtain capital; the Company’s ability to successfully consummate the transactions contemplated with CAMAC pursuant to the Purchase and Sale Agreement and other acquisitions, obtain required government approvals, and integrate the acquired entities and operations into the Company’s business; and other risks described in the Company’s filings with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Unless legally required, Pacific Asia Petroleum undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

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